                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            DANIEL INDUSTRIES, INC.
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

--------------------------------------------------------------------------------

                         [DANIEL INDUSTRIES, INC. LOGO]

          9753 Pine Lake Drive - Houston, Texas 77055 - (713) 467-6000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 MARCH 21, 1997

     Notice is hereby given that the annual meeting of stockholders of Daniel Industries, Inc. ("Company") will be held at The Ritz Carlton Hotel, 1919 Briar Oaks Lane, Houston, Texas at 10:00 a.m. on Friday, March 21, 1997, for the following purposes:

          1. To elect three Class I directors of the Company to hold office until the third succeeding annual meeting of stockholders after their election and until their respective successors shall have been elected and qualified.

          2. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

     Only holders of record of shares of Common Stock of the Company at the close of business on January 22, 1997, are entitled to notice of and to vote at the meeting or any adjournment thereof.

     All stockholders of the Company are cordially invited to attend the annual meeting. However, the Board of Directors requests that you promptly sign, date and mail the enclosed proxy even if you plan to be present at the meeting. Your proxy should be returned in the enclosed envelope, which requires no postage if mailed in the United States.

                                       By Order of the Board of Directors,

                                                 /s/ MICHAEL R. YELLIN
                                                   MICHAEL R. YELLIN
                                                       Secretary

January 28, 1997

                        PLEASE DATE, SIGN AND RETURN THE
                         ENCLOSED PROXY WITHOUT DELAY.

                         [DANIEL INDUSTRIES, INC. LOGO]

          9753 Pine Lake Drive - Houston, Texas 77055 - (713) 467-6000

                                PROXY STATEMENT

     This proxy statement and the enclosed form of proxy ("Proxy")are being mailed or otherwise delivered on or about January 28, 1997, to record holders of shares of Common Stock, $1.25 par value ("Common Stock"), of Daniel Industries, Inc. ("Company") at the close of business on January 22, 1997. The Proxy is solicited by the Board of Directors of the Company ("Board") to be used at the annual meeting of stockholders of the Company to be held on March 21, 1997, and at any adjournment thereof. Any stockholder who executes and returns the Proxy may revoke it at any time before it is voted by notifying the holder thereof of revocation or by voting in person at the meeting. Otherwise, if received in time, it will be voted at the meeting.

     Holders of record of shares of Common Stock at the close of business on January 22, 1997, are entitled to notice of and to vote at the annual meeting. Such holders will be entitled to cast one vote for each share so held by them on each matter submitted to stockholders at the meeting. On the record date, there were issued and outstanding 17,063,705 shares of Common Stock. The holders of a majority of the total shares of Common Stock outstanding on the record date, whether present in person or represented by Proxy, will constitute a quorum for the transaction of business at the annual meeting. The shares held by each stockholder who signs and returns the Proxy will be counted for purposes of determining the presence of a quorum at the meeting. Abstentions are counted toward the calculation of a quorum. Any unvoted position in a brokerage account will be considered as not voted and will not be counted toward fulfillment of quorum requirements.

     The enclosed Proxy provides a means for a stockholder to vote for all of the nominees for director listed, to withhold authority to vote for one or more nominees, or to withhold authority to vote for all of such nominees. The Company's by-laws provide that directors are elected by a plurality of the votes cast. Accordingly, the withholding of authority by a stockholder will have no effect on the results of the election.

     Approval of any other matters as may properly come before the annual meeting would require the affirmative vote of a majority of the total shares of Common Stock present in person or represented by Proxy and entitled to vote at the annual meeting. Abstentions have the same effect as a vote against any proposal.

     The Annual Report to Stockholders of the Company for its fiscal year ended September 30, 1996, accompanies this proxy statement; however, the Annual Report does not constitute a part of the Proxy solicitation material.

                           OWNERSHIP OF COMMON STOCK

PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to each person who at January 22, 1997, was known by the Company to be the beneficial owner at that date of more than five percent of the outstanding shares of Common Stock. Except as otherwise set forth, such persons have sole voting and sole investment power with respect to the shares beneficially owned by them.

                                                                 NUMBER
                                                               OF SHARES
                                                              BENEFICIALLY     PERCENT
                                                                OWNED(1)       OF CLASS
                                                              ------------     --------
Dimensional Fund Advisors
1299 Ocean Avenue
Santa Monica, CA 90401......................................     875,368         5.1%
State of Wisconsin Investment Board
121 East Wilson St.
Madison, WI 53702...........................................     870,100         5.1%
W. A. Griffin(2)
9753 Pine Lake Drive
Houston, TX 77055...........................................   1,520,067         8.9%

---------------

(1) Information with respect to beneficial ownership is based upon information furnished by each stockholder or contained in filings made with the Securities and Exchange Commission.

(2) At January 22, 1997, W. A. Griffin, Chairman Emeritus of the Board, owned 980,792 shares of Common Stock (5.7%). Mr. Griffin is also considered to be the beneficial owner of 534,275 shares of Common Stock (3.1%) held in his capacity as trustee of a trust in which he has a vested beneficial interest. Mr. Griffin also is considered to be the beneficial owner of 5,000 shares of Common Stock that may be acquired within 60 days of January 22, 1997, through the exercise of an outstanding option.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of January 22, 1997 (except as otherwise noted), the shares of Common Stock beneficially owned by (i) each director and nominee for director of the Company, (ii) each executive officer of the Company listed in the Summary Compensation Table set forth below and (iii) all officers and directors of the Company as a group. Except as otherwise set forth, such persons have sole voting power and sole investment power with respect to the shares beneficially owned by them.

                                                                NUMBER
                                                               OF SHARES
                                                             BENEFICIALLY      PERCENT
                                                                 OWNED         OF CLASS
                                                             -------------     --------
W. A. Griffin..............................................  1,520,067 (1)       8.9%
Leo E. Linbeck, Jr.........................................      5,000 (2)       *
Nathan M. Avery............................................    197,150 (3)       1.2%
Gibson Gayle, Jr...........................................     15,000 (2)       *
Ronald C. Lassiter.........................................     15,300 (2)       *
Thomas J. Keefe............................................      9,956 (3)       *
Ralph F. Cox...............................................     10,000 (2)       *
Brian E. O'Neill...........................................     15,000 (4)       *
W. A. Griffin, III.........................................     78,388 (5)       *
W. C. Clingman.............................................     44,327 (6)       *
H. G. Schopfer, III........................................     29,642 (7)       *
T. L. Sivak................................................     15,169 (8)       *
M. R. Yellin...............................................     22,169 (9)       *
All officers and directors as a group (16 persons).........  2,063,130(10)      11.9%

---------------

  *  Less than 1%.

 (1) For further information concerning the shares of Common Stock beneficially owned by Mr. Griffin, see Note (2) to the table under "Principal Stockholders."

 (2) Includes 5,000 shares of Common Stock that may be acquired within 60 days of January 22, 1997, through the exercise of an outstanding option.

 (3) Includes 8,700 shares of Common Stock that may be acquired within 60 days of January 22, 1997, through the exercise of outstanding options.

 (4) Mr. O'Neill is considered to beneficially own 15,000 shares of Common Stock that may be acquired within 60 days of January 22, 1997, through the exercise of outstanding options.

 (5) At January 24, 1997, Mr. Griffin, III owned 73,519 shares of Common Stock. Mr. Griffin, III is also considered to beneficially own 4,869 shares which are attributable to him through his participation in the Company's profit sharing and savings plan.

 (6) At January 22, 1997, Mr. Clingman owned 2,559 shares of Common Stock and is considered to beneficially own 35,000 shares of Common Stock that may be acquired within 60 days of January 22, 1997, through the exercise of outstanding options and 6,768 shares which are attributable to him through his participation in the Company's profit sharing and savings plan.

 (7) At January 22, 1997, Mr. Schopfer owned 2,745 shares of Common Stock and is considered to beneficially own 25,834 shares of Common Stock that may be acquired within 60 days of January 22, 1997, through the exercise of outstanding options and 1,063 shares of Common Stock which are attributable to him through his participation in the Company's profit sharing and savings plan.

 (8) At January 22, 1997, Mr. Sivak owned 2,015 shares of Common Stock and is considered to beneficially own 11,167 shares of Common Stock that may be acquired within 60 days of January 22, 1997, through the exercise of outstanding options and 1,987 shares of Common Stock which are attributable to him through his participation in the Company's profit sharing and savings plan.

 (9) At January 22, 1997, Mr. Yellin owned 1,890 shares of Common Stock and is considered to beneficially own 17,667 shares of Common Stock that may be acquired within 60 days of January 22, 1997, through the exercise of outstanding options and 2,612 shares of Common Stock which are attributable to him through his participation in the Company's profit sharing and savings plan.

(10) Of the shares of Common Stock attributable to all officers and directors of the Company as a group, 224,628 shares of Common Stock (1.3%) are considered to be beneficially owned by such persons because they may be acquired by them within 60 days of January 22, 1997, through the exercise of outstanding options and 18,451 shares of Common Stock (0.1%) are considered to be beneficially owned by such persons because such shares are attributable to them through their participation in the Company's profit sharing and savings plan.

                             ELECTION OF DIRECTORS

     At the annual meeting of stockholders, three Class I directors of the Company are to be elected. These directors will be elected to hold office until the third succeeding annual meeting of stockholders after their election and until their respective successors shall have been elected and qualified.

     The Proxy lists three persons nominated by the Board for election at the annual meeting of stockholders as Class I directors. Proxies may not be voted for more than three nominees for Class I director. The Board does not contemplate that any of its nominees will become unavailable for any reason. However, should any nominee of the Board become unavailable, Proxies which do not withhold authority to vote for that nominee will be voted for another nominee to be selected by the Board.

DIRECTORS AND NOMINEES FOR DIRECTOR

     The following table sets forth for each nominee listed in the Proxy and each other person whose term of office as a director will continue after the annual meeting: (i) the name and age of such person; (ii) the principal occupation of such person for at least the last five years (unless otherwise noted); and (iii) the year during which such person first became a director. The table has been prepared from information obtained from such persons.

                                                                                               DIRECTOR
               NAME                 AGE                   PRINCIPAL OCCUPATION                  SINCE
               ----                 ---                   --------------------                 --------
             CLASS I -- NOMINEES FOR TERMS EXPIRING AT THE THIRD SUCCEEDING ANNUAL MEETING
Leo E. Linbeck, Jr.(1)............  62     Chairman of the Board and Chief Executive Officer     1988
                                           of Linbeck Corporation
Nathan M. Avery(2)................  62     Chairman of the Board, President and Chief            1996
                                           Executive Officer of Galveston-Houston Company
Gibson Gayle, Jr.(3)..............  70     Retired Senior Partner, Fulbright & Jaworski          1985
                                           L.L.P., a law firm

            CLASS II -- DIRECTORS WHOSE TERMS EXPIRE AT THE FIRST SUCCEEDING ANNUAL MEETING
Ronald C. Lassiter(4).............  64     Chairman of the Board and Acting President and        1985
                                           Chief Executive Officer of the Company and
                                           Chairman of the Board of Directors and Chief
                                           Executive Officer of Zapata Protein, Inc.
Thomas J. Keefe(5)................  64     President and Chief Operating Officer of G.H.         1996
                                           Hensley Industries, Inc.

           CLASS III -- DIRECTORS WHOSE TERMS EXPIRE AT THE SECOND SUCCEEDING ANNUAL MEETING
W. A. Griffin(6)..................  81     Chairman Emeritus of the Board and Consultant to      1951
                                           the Company
Brian E. O Neill(7)...............  61     President and Chief Executive Officer of Williams     1994
                                           Interstate Natural Gas Systems
Ralph F. Cox(8)...................  64     Private Consultant (Petroleum Industry). Retired      1996
                                           President and Chief Executive Officer of Greenhill
                                           Petroleum Corporation.

---------------

(1) Mr. Linbeck, Jr. serves as a Life Director of the Associated General Contractors of America and as a director of GeoQuest International Holdings, Inc., John Hancock Advisers, Inc., and PanEnergy Corp (formerly Panhandle Eastern Corporation). He also serves as a director of The Bionomics Institute and the Texas Council on Economic Education. He is currently serving as Chairman, Texans for Lawsuit Reform. Mr. Linbeck is a member of the Executive Committee and the Compensation Committee.

(2) Pursuant to the merger of Bettis Corporation with a wholly-owned subsidiary of the Company, Mr. Avery was elected on December 12, 1996, to fill the term of Ralph H. Clemons, Jr. who retired from the Board effective that date. Mr. Avery is a member of the Executive Committee.

(3) Mr. Gayle, Jr. was a partner in the law firm of Fulbright & Jaworski L.L.P., and he served as Chairman of that firm's Executive Committee from 1979 until 1992. Fulbright & Jaworski L.L.P. provides legal services to the Company on an ongoing basis, and the Company will continue to engage the firm during the current fiscal year. Mr. Gayle is a member of the Audit Committee.

(4) Mr. Lassiter was elected Chairman of the Board on March 6, 1996. He became Acting President and Chief Executive Officer of the Company effective January 24, 1997, upon the resignation of W.A. Griffin, III. The Company intends to commence an executive search for a President and Chief Executive Officer. Mr. Lassiter is a member of the Executive Committee.

(5) Pursuant to the merger of Bettis Corporation with a wholly-owned subsidiary of the Company, Mr. Keefe was elected on December 12, 1996, to fill the term of Richard L. O'Shields who retired from the Board effective that date. Mr. Keefe is a member of the Compensation Committee and the Audit Committee.

(6) Mr. Griffin served as Chairman of the Board from 1957, and as Chief Executive Officer of the Company from 1985, until his retirement in February 1995. He now is a consultant to the Company. Mr. Griffin is a member of the Nominating Committee.

(7) Prior to assuming his current position in January 1994, Mr. O'Neill served as President of Williams Natural Gas Company. Mr. O'Neill is also a director of the Gas Research Institute and the American Gas Association. Mr. O'Neill is a member of the Compensation Committee and the Nominating Committee.

(8) Mr. Cox is a consultant on international petroleum activities. He is an independent Trustee for the Fidelity Group of Funds and a member of the Board of Directors of CH2M Hill, Ltd., USA Waste Services, Inc., and Rio Grand, Inc. Mr. Cox also serves on advisory Boards at Texas A&M University and the University of Texas. Mr. Cox is a former Vice Chairman of the Board of Atlantic Richfield Company and President and Chief Operating Officer of Champlin Petroleum Company (Union Pacific Resources Company). Mr. Cox is a member of the Audit Committee and the Nominating Committee.

MEETINGS AND COMMITTEES OF THE BOARD

     During the fiscal year ended September 30, 1996, the Board held seven meetings. During fiscal 1996, each member attended at least 75% of the combined number of meetings of the Board and of the committees of the Board of which he was a member.

     The Audit Committee reviews with the Company's independent accountants the scope and results of the annual audit of the Company's consolidated financial statements. In addition, the Audit Committee reviews the independent accountants' management letter containing their recommendations for improvements to the Company's internal controls. The Audit Committee also recommends to the Board the selection of independent accountants. The Audit Committee currently is composed of Gibson Gayle, Jr., Ralph F. Cox and Thomas J. Keefe. During the fiscal year ended September 30, 1996, the Audit Committee held three meetings.

     The Compensation Committee advises the Board concerning the compensation and benefits of the executive officers and certain operating officers of the Company. The Compensation Committee currently is composed of Brian E. O Neill, Leo E. Linbeck, Jr. and Thomas J. Keefe. During the fiscal year ended September 30, 1996, the Compensation Committee held three meetings.

     On December 12, 1996, the Board named W. A. Griffin, Brian E. O'Neill and Ralph F. Cox to serve on the Nominating Committee for the year ending December 31, 1997. The Nominating Committee will recommend to the Board the persons to nominate for election as Class II directors at the next annual meeting of stockholders of the Company. The Nominating Committee will not consider proposals submitted by security holders.

                               EXECUTIVE OFFICERS

EXECUTIVE OFFICERS OF THE COMPANY

     The following table lists the name, age, current position and period of service with the Company of each executive officer of the Company. Each executive officer of the Company was elected by the Board and will hold office until the next annual meeting of the Board or until his/her successor shall have been elected and qualified.

                                                                                                   OFFICER
               NAME                   AGE                          POSITION                         SINCE
               ----                   ---                          --------                        -------
Ronald C. Lassiter................     64      Chairman of the Board and Acting President and        1997
                                               Chief Executive Officer
James M. Tidwell(1)...............     50      Executive Vice President and Chief Financial          1996
                                               Officer
W. Todd Bratton(2)................     52      Executive Vice President                              1996
W. C. Clingman....................     62      Vice President, Information Services                  1977
Michael R. Yellin.................     51      Vice President, Secretary and Treasurer               1981
Thomas L. Sivak...................     54      Vice President and General Counsel                    1987
Mary R. Beshears(3)...............     39      Vice President, Controller and Chief Accounting       1995
                                               Officer

---------------

(1) Mr. Tidwell joined the Company in August 1996, as Vice President, Finance and Chief Financial Officer. Prior to joining the Company, Mr. Tidwell served as Vice President of Finance of Hydril Company from August 1992 through August 1996. Prior to that, Mr. Tidwell was Vice President Finance of ABB Vetco Gray, Inc. from 1988 until 1992 and was President of Vetco Gray, Inc. from 1986 to 1988.

(2) Pursuant to the merger of Bettis Corporation with a wholly-owned subsidiary of the Company, Mr. Bratton was elected an Executive Vice President of the Company on December 12, 1996. Mr. Bratton served as President of Bettis Corporation from 1988 and as Chief Executive Officer from May 1994 until January 1997. Mr. Bratton served in varying capacities including Executive Vice President, Operations of Galveston-Houston Company, Bettis Corporation's parent company, from 1979 to May 1994.

(3) Ms. Beshears joined the Company in 1984. She served as Internal Auditor from 1987 to 1991 and served as Manager of Financial Reporting from 1991 until 1995 when she was named Controller.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE WITH RESPECT TO COMPENSATION OF EXECUTIVE OFFICERS

     The Compensation Committee is responsible for advising the Board concerning the compensation and benefits of the executive officers of the Company. The Company's compensation program is designed to attract, motivate and retain management talent required to achieve corporate objectives and increase stockholder value. The program includes base salaries and annual and long-term incentives in the form of cash bonuses, stock awards and stock options.

     Salaries for executive officers are reviewed annually and revised, if appropriate, based on a variety of factors, including individual performance, general levels of market salary increases and the Company's overall financial results. The Compensation Committee's review and analysis of these matters are subjective, and no specific weight is given to any single performance factor. During the fiscal year ended September 30, 1996, the salary of the Chief Executive Officer was increased 4.0%, and the other executive officers' salaries were increased by an average of 9.5%.

     Incentive compensation in the form of cash bonuses is generally linked to the achievement of key financial and operational objectives for the Company, but amounts awarded for any fiscal year are not determined by any formula. During the fiscal year ended September 30, 1996, the Company established a Stock Award Plan pursuant to which awards of Common Stock, with limitations on vesting and transferability, may be awarded in lieu of a portion of the cash bonus. For the fiscal year ended September 30, 1996, total cash bonuses approved for certain executive officers named in the Summary Compensation Table were $35,250, and 2,611 shares of Common Stock were awarded under the Stock Award Plan to those executive officers. The former Chief Executive Officer did not receive a bonus for the fiscal year ended September 30, 1996.

     The Compensation Committee believes that by providing those persons who have substantial responsibility for the management and growth of the Company and its subsidiaries with an opportunity to increase their ownership of Company stock, the interests of stockholders and those persons will be more closely aligned. Accordingly, officers and other key employees of the Company and its subsidiaries are eligible to receive stock options from time to time, giving them the right to purchase shares of Common Stock at a specified price. However, during the year ended September 30, 1996, no options were granted to the named executive officers.

                                          Compensation Committee of the Board of
                                          Directors

                                          Brian E. O'Neill
                                          Leo E. Linbeck, Jr.
                                          Thomas J. Keefe

CASH COMPENSATION

     The following table sets forth certain information regarding cash compensation paid for services rendered during the last three fiscal years to each of the Company's executive officers whose total annual salary and bonus for the last fiscal year exceeded $100,000, including the former Chief Executive Officer, and to the Company's former Chief Financial Officer, who served for a period in fiscal 1996:

                           SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM
                                                                COMPENSATION
                                                                ------------
                                         ANNUAL COMPENSATION     SECURITIES                          RESTRICTED
                                         --------------------    UNDERLYING        ALL OTHER           STOCK
  NAME AND PRINCIPAL POSITION     YEAR   SALARY($)   BONUS($)    OPTIONS(#)    COMPENSATION($)(1)   AWARDS($)(2)
  ---------------------------     ----   ---------   --------   ------------   ------------------   ------------
W. A. Griffin, III(3), former     1996     265,900        --           --            54,206(4)             --
  President and Chief Executive   1995     242,200    62,500       60,000            31,031            62,500(5)
  Officer                         1994     189,400    36,000           --             7,648                --
W. C. Clingman, Vice President,   1996     129,626    13,250           --            15,822            13,250(6)
  Information Services            1995     119,525    21,000       30,000            21,226            21,000(5)
                                  1994     115,775    13,500           --             4,691                --
H. G. Schopfer, III(7)            1996     103,600        --           --             8,040                --
  former Vice President, Finance  1995     124,160    24,000       40,000            14,051            24,000(5)
  and Chief Financial Officer     1994     103,275     9,000           --             3,798                --
T. L. Sivak, Vice President       1996     125,350    11,000           --            11,818            11,000(6)
  and General Counsel             1995     116,035    16,500       20,000            17,231            16,500(5)
                                  1994     101,400     6,750           --             4,155                --
M. R. Yellin, Vice President,     1996     119,890    11,000           --             9,320            11,000(6)
  Secretary and Treasurer         1995     107,650    16,500       20,000            13,863            16,500(5)
                                  1994      97,650     9,000           --             4,108                --

---------------

(1) For 1994, represents the vested amount of the Company's contribution to the Company's profit sharing and savings plan that was allocated to each employee's account. For 1995, includes $8,027, $5,499, $5,352, $4,924 and
    $4,815, as the vested amount of the Company's contribution to the Company's profit sharing and savings plan, and $23,004, $15,727, $8,699, $12,307 and $9,048, as the Company's contribution to the Company's supplemental retirement plan in each case, allocated to the accounts of Messrs. Griffin, III; Clingman; Schopfer, III; Sivak and Yellin, respectively. For 1996, includes $8,196, $5,750, $5,754, $5,387 and $5,416 as the vested amount of the Company's contribution to the Company's profit sharing and savings plan, and $11,010, $10,072, $2,286, $6,431, and $3,904 relating to the
    Company's supplemental retirement plan in each case, allocated to the accounts of Messrs. Griffin III; Clingman; Schopfer, III; Sivak and Yellin, respectively. The amounts relating to the supplemental retirement plan represent balances payable under such plan as of September 30, 1996, as the plan was terminated effective that date. Amounts reported for 1995 relating to such plan are unvested amounts which will not be paid due to the plan termination.

(2) As of September 30, 1996, Messrs. Griffin III, Clingman, Schopfer, III, Sivak, and Yellin held 4,545, 1,527, 1,745, 1,200 and 1,200 shares of Common Stock, respectively, subject to restriction, having a value of $57,949, $19,469, $22,248, $15,300 and $15,300, respectively. On
    December 12, 1996, Messrs. Clingman, Sivak and Yellin were granted an additional 981, 815 and 815 shares of Common Stock, respectively, subject to restriction.

(3) Mr. Griffin, III resigned as President and Chief Executive Officer effective January 24, 1997.

(4) Includes $35,000 initiation fee for a club membership.

(5) Award was granted in fiscal 1996 in lieu of a portion of the cash bonus earned in fiscal 1995.

(6) Award was granted in December 1996 in lieu of a portion of the cash bonus earned in fiscal 1996.

(7) H. G. Schopfer, III served as Chief Financial Officer of the Company from October 1, 1995 to June 18, 1996.

OPTION EXERCISES

     The following table sets forth the aggregate option exercises during the fiscal year ended September 30, 1996 and the value of outstanding options at the end of that year held by the named executive officers.

  AGGREGATE OPTION EXERCISES IN FISCAL 1996 AND OPTION VALUES AT SEPTEMBER 30,
                                      1996

                                                                                 NUMBER OF
                                                                                 SECURITIES          VALUE OF
                                                                                 UNDERLYING         UNEXERCISED
                                                                                  OPTIONS          IN-THE-MONEY
                                                                                UNEXERCISED           OPTIONS
                                                                               AT YEAR END(#)       AT YEAR END
                                                                               --------------      -------------
                                       SHARES ACQUIRED           VALUE          EXERCISABLE/       EXERCISABLE/
                NAME                   ON EXERCISE(#)         REALIZED($)      UNEXERCISABLE       UNEXERCISABLE
                ----                   ---------------        -----------      --------------      -------------
W. A. Griffin, III..................       None                  None           95,807/40,000         $22,844/$0
W. C. Clingman......................       3,307                  $28,936       35,000/20,000         $0/$0
H. G. Schopfer, III.................       None                  None           25,834/26,666         $0/$0
T. L. Sivak.........................       None                  None           14,667/13,333         $20,125/$0
M. R. Yellin........................       None                  None           17,667/13,333         $0/$0

CHANGE OF CONTROL AND OTHER AGREEMENTS

     In connection with his resignation and agreement to provide reasonable assistance to the Company with respect to unfinished business, Mr. Griffin, III and the Company entered into an agreement whereby the Company would pay Mr. Griffin, III a lump sum of $2,000,000, would remove the restrictions on 3,030 shares of Common Stock previously granted under the Stock Award Plan and would pay the cost of COBRA coverage for Mr. Griffin, III under the Company's programs for up to 18 months, but only to the extent similar benefits are not covered by any subsequent employer's plans or programs.

     Effective March 15, 1995, the Company entered into Change of Control Agreements with the executive officers named in the summary compensation table and certain of its operating officers. On August 23, 1996 and August 30, 1996, the Company entered into like agreements with James M. Tidwell and Mary R. Beshears. Each Change of Control Agreement is for a term of three years from the later of the effective date of the agreement or the last Change in Control (hereinafter defined) of the Company, and is automatically renewable for successive one-year terms if notice of termination is not given by the Company. Each Change of Control Agreement is subject to earlier termination upon (i) the employee's death, disability or retirement or (ii) termination by the employee or the Company of the employee's employment by the Company. Under each Change of Control Agreement, a "change in control" of the Company shall have occurred if
(i) a report on Schedule 13D shall be filed with the Securities and Exchange Commission disclosing that any person (or group of persons acting in concert), other than the Company, one of its subsidiaries or any employee benefit plan of the Company, is the beneficial owner of 20 percent of the outstanding securities of the Company entitled to vote for directors ("Voting Stock"); (ii) any person (or group of persons acting in concert), other than the Company, one of its subsidiaries or any employee benefit plan of the Company, shall purchase securities pursuant to a tender offer or exchange offer to acquire any Voting Stock and, immediately thereafter, is the beneficial owner of 20 percent of the Voting Stock; (iii) the stockholders of the Company shall approve (w) a merger or consolidation of the Company with any other person, (x) any sale or other transfer of all or substantially all the assets of the Company, (y) the dissolution of the Company, or (z) a transaction immediately after the consummation of which any person (or group of persons acting in concert) would be the beneficial owner of 50 percent of the outstanding Voting Stock; or (iv) during any 12-month period, individuals who at the beginning of that period constituted the Board of Directors cease to constitute a majority thereof.

     Under each Change of Control Agreement, in the event the employee terminates his employment as a result of an event of termination for good reason or is terminated by the Company other than as a result of an event of termination for cause, in each case following a change in control, the Company would pay such individual a cash lump sum payment equal to two and one-half times the sum of (i) the amount of base salary the employee would have been paid during the fiscal year of termination, (ii) the amount of any cash bonus paid or payable to the employee for services rendered in the prior fiscal year, and
(iii) the amount of any
income that (y) is includable in the employee's gross income for tax purposes or
(z) is attributable to the exercise of options exercised by the employee within the one-year period prior to the termination date. Each agreement also obligates the Company to maintain, during the three-year period following termination (or such earlier date that the employee becomes a full-time employee of another person), in effect other benefit plans (including life insurance, medical and disability) for the benefit of such employee or to provide substantially similar benefits. If all or any part of a payment under a Change of Control Agreement would not be deductible for federal income tax purposes by the Company or one of its tax affiliates, the amount would be reduced such that no portion of any change of control payment to such employee (whether under the Change of Control Agreement or otherwise) is not deductible by the Company or a tax affiliate thereof.

     Each Change of Control Agreement provides generally that an event of termination for good reason shall have occurred if the Company shall (i) assign the employee duties inconsistent with his or her position in effect immediately prior to the first Change in Control of the Company; (ii) remove or fail to re-elect or re-appoint the employee to any position with the Company held immediately prior to the first Change in Control; (iii) take any other action that results in a material diminution in such position, authority, duties or responsibilities; (iv) reduce the employee's annual base salary as in effect immediately prior to the first Change in Control of the Company or as may be increased thereafter; (v) relocate the employee's principal office outside of Houston, Texas; (vi) fail to continue his or her participation, on substantially the same basis, in any benefit plan in which the employee participated prior to the first Change in Control, unless an equitable arrangement shall have been made; (vii) materially reduce any other benefits that were provided to the employee by the Company prior to the first Change in Control, including any material fringe benefits, or (viii) reduce the employee's number of paid vacation days. An event of termination for cause shall have occurred if the employee willfully and continuously fails to substantially perform his or her duties or willfully engages in conduct known to be injurious to the Company.

     On July 30, 1996 and August 30, 1996, the Company entered into severance agreements with James M. Tidwell and Mary R. Beshears providing for payment of one year's net salary if either is terminated other than for defined cause. Ms. Beshear's compensation would be reduced in the event she gains other employment. Effective July 1, 1996, the Company entered into a Limited Employment Agreement with Henry G. Schopfer, III, who resigned as Vice President and Chief Financial Officer. The agreement provides for among other things, six quarterly payments of $37,500 less applicable taxes. The payments will be reduced by the gross amount of Mr. Schopfer's wages from other employment.

COMPENSATION OF DIRECTORS

     Directors who are also employees of the Company do not receive fees for attending meetings of the Board. Each non-employee director of the Company receives fees of (i)$1,000 for each meeting of the Board and for each committee meeting thereof that he attends, subject to a maximum daily fee of $1,000, and
(ii) a quarterly fee of $3,000 for each quarter he serves as a director.

     In addition, pursuant to the Company's 1995 Non-Employee Directors' Stock Option Plan ("Plan"), on February 1, 1996, each non-employee director received an option to purchase 15,000 shares of Common Stock. The options become exercisable with respect to one third of the shares on the first through third anniversaries of the date of grant. The exercise price is the closing price of the Common Stock on February 1, 1996, the date of the grant. So long as shares remain available under the Plan, each person elected a director who is not an employee of the Company will receive a similar option.

     Mr. Lassiter has a deferred compensation agreement with the Company pursuant to which he will receive $100,000, inclusive of standard director's fees, for services performed as Chairman of the Board from March through December 1996. In connection with an option for 10,000 shares of Common Stock granted on August 22, 1989, Mr. Linbeck was paid a lump sum of $45,000 in January 1997 to compensate him for the difference between $12.75, the exercise price of the option (equal to the market price of the Common Stock on the date of grant), and $8.375, the price at which the option would have been exercisable had it been granted to him on the day Mr. Linbeck became a director of the Company, as was intended and agreed and as was customary for similar options granted to other new directors of the Company. The option has since expired.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     With the exception of Ralph H. Clemons, Jr., no member of the Compensation Committee of the Board during the fiscal year ended September 30, 1996, was an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries.

     During the fiscal year ended September 30, 1996, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's directors, executive officers and 10% stockholders report to the Securities and Exchange Commission certain transactions involving Common Stock. Based solely upon a review of Forms 3, 4 and 5 furnished to the Company and representations received from persons subject to such reporting requirements, all filings were timely during the fiscal year ended September 30, 1996.

PERFORMANCE GRAPH

     The following graph compares, as of each of the dates indicated, the performance of the Common Stock to the Standard & Poor's 500 Stock Index ("S&P 500") and the Standard & Poor's Oil Composite Index ("S&P Oil Composite") for the Company's last five fiscal years. The graph assumes that the value of the investment in the Common Stock and each index was $100 at September 30, 1991, and that all dividends were reinvested.

                     COMPARISON OF 5 YEAR CUMULATIVE RETURN

                                                                  S&P OIL
SEPTEMBER 30         DANIEL INDUSTRIES           S&P 500         COMPOSITE
   1991                    100.00                 100.00          100.00
   1992                     71.27                 111.05          106.64
   1993                     90.12                 125.49          123.38
   1994                     68.81                 130.11          121.58
   1995                     91.14                 168.82          145.09
   1996                     79.16                 203.14          182.48

     The foregoing graph is based on historical data and is not necessarily indicative of future performance. This graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulations 14A and 14C under the Exchange Act or to the liabilities of Section 18 under the Exchange Act.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Effective February 3, 1995, W. A. Griffin entered into a two-year Consulting Agreement with the Company under which he provides services and counsel on business matters as requested by the Chief Executive Officer. Under the Consulting Agreement, the Company will pay Mr. Griffin a fee of $135,000 per year for those services and will reimburse him for certain expenses.

                            INDEPENDENT ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board of Directors of the Company has selected Price Waterhouse LLP, to audit the consolidated financial statements of the Company and its subsidiaries for the year ending December 31, 1997. Price Waterhouse LLP has served as the Company's independent accountants for the past 40 years. Neither Price Waterhouse LLP nor any of its partners has any financial interest in or any connection with the Company, other than as independent accountants. Representatives of Price Waterhouse LLP are expected to be available at the annual meeting of stockholders to respond to appropriate questions, and they will be permitted to make a statement if they so desire.

                       PROPOSALS FOR NEXT ANNUAL MEETING

     Any proposals of holders of shares of Common Stock intended to be presented at the annual meeting of stockholders of the Company to be held in 1998 must be received by the Company at its principal executive offices, 9753 Pine Lake Drive, Houston, Texas 77055, no later than September 30, 1997 in order to be considered for inclusion in the proxy statement and Proxy relating to that meeting.

                               OTHER INFORMATION

     At the date of this proxy statement, the Board knows of no other matters to be presented for consideration at the annual meeting. However, if any other matters should properly come before the meeting or any adjournment thereof, the persons named in the Proxy will have discretionary authority to vote the shares of Common Stock represented by the Proxy with respect to such matters. The shares represented by the Proxy will also be voted with respect to matters incident to the conduct of the meeting.

     The cost of solicitation of the Proxies will be borne by the Company. Certain officers and regular employees of the Company may solicit the return of Proxies by telephone, telegram or personal interview. In addition, the Company has employed Morrow & Co. to assist in the solicitation of Proxies. The fees and expenses of that firm in connection with such solicitation are not expected to exceed $10,000.

                                          By Order of the Board of Directors,

                                                  /s/ MICHAEL R. YELLIN
                                                    MICHAEL R. YELLIN
                                                        Secretary

                            DANIEL INDUSTRIES, INC.

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 21, 1997

The undersigned stockholder of Daniel Industries, Inc. (the "Company") hereby appoints James M. Tidwell and Michael R. Yellin, or either of them, attorneys and proxies of the undersigned, with full power of substitution, to vote, as designated below, the number of votes which the undersigned would be entitled to cast if personally present at the Annual Meeting of Stockholders of the Company to be held at The Ritz Carlton Hotel, 1919 Briar Oaks Lane, Houston, Texas, at 10:00 a.m. on Friday, March 21, 1997, and at any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED. IF YOU EXECUTE AND RETURN THIS PROXY BUT DO DOT SPECIFY OTHERWISE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES LISTED HEREIN OR IF ANY ONE OR MORE OF THE NOMINEES BECOMES UNAVAILABLE, FOR ANOTHER NOMINEE OR OTHER NOMINEES TO BE SELECTED BY THE BOARD OF DIRECTORS.

/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE
                                       1. FOR all of the nominees for Class I director listed below.
                                          WITHHOLD AUTHORITY to vote for election of directors.          For     With-    For All
_____________________________             FOR ALL EXCEPT any nominee whose name is listed on                     hold     Except
                                          the line below.
    DANIEL INDUSTRIES INC.                                                                               / /      / /       / /
_____________________________             Nominees:

                                          LEO E. LINBECK, JR.
                                          NATHAN M. AVERY
                                          GIBSON GAYLE, JR.

                                          ___________________________________________________________________________________
RECORD DATE SHARES:                       INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE
                                          "FOR ALL EXCEPT" BOX AND WRITE THAT PERSON'S NAME IN THE SPACE PROVIDED ABOVE.

                                       2. In their discretion, the above-named proxies are authorized to vote upon such other matters as may properly come before the meeting or at any adjournment thereof and upon matters incident to the conduct of the meeting.





                                          Your signature should correspond with your name as it appears hereon. Joint
                      ________________    owners should each sign. When signing as attorney, executor, administrator,
                      Date                trustee or guardian, please set forth your full title as it appears hereon. PLEASE
______________________________________    MARK, SIGN, DATE AND RETURN IMMEDIATELY. PLEASE NOTE ANY CHANGE OF ADDRESS.


______Signature of Stockholder(s)_____

DETACH CARD                                                                                                      DETACH CARD
